Exhibit 10.4

2005 ORITANI SAVINGS BANK BENEFIT EQUALIZATION PLAN

TABLE OF CONTENTS

ARTICLE I Purpose of the Plan		1
ARTICLE II Definitions		1
2.1	Bank	1
2.2	BEP	1
2.3	Board	1
2.4	Change in Control	1
2.5	Code	2
2.6	Defined Benefit Plan	2
2.7	Disability	2
2.8	Eligible Employee	2
2.9	Employee	2
2.10	Employee Stock Ownership Plan or ESOP	2
2.11	ERISA	2
2.12	Former Participant	2
2.13	Frozen Benefit Equalization Plan or Frozen BEP	2
2.14	401(k) Plan	3
2.15	Matching Contribution	3
2.16	Nonqualified Plan	3
2.17	Participant	3
2.18	Phantom Shares	3
2.19	Specified Employee	3
2.20	Supplemental 401(k) Plan Benefit	3
2.21	Supplemental Defined Benefit Plan Benefit	3
2.22	Supplemental ESOP	3
2.23	Supplemental ESOP Benefit	3
2.24	Termination of Service	3
2.25	Treasury Regulations	3
ARTICLE III Participation		4
3.1	Eligibility for Participation.	4
3.2	Supplemental Benefit Accounts	4
3.3	Commencement of Participation	6
ARTICLE IV Benefits to Participants		6
4.1	Supplemental Benefits	6
4.2	Payments to Missing Persons	9
4.3	Release from Liability	10
ARTICLE V Administration		10
5.1	Duties of the Board	10
5.2	Liabilities of the Board	10
5.3	Expenses	10
5.4	Unfunded Character of BEP	10
ARTICLE VI Amendment and Termination		11
6.1	Amendment and Termination	11
6.2	Vesting and Payment Upon Termination	11
6.3	Preservation of Benefits on Amendment	12
ARTICLE VII Miscellaneous Provisions		12
7.1	Governing Law	12
7.2	No Right to Continued Employment	12
7.3	Construction of Language	12

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7.4	Non-alienation of Benefits	12
7.5	Operation as Unfunded Nonqualified Plan	12
7.6	Reliance Upon Information	13
7.7	Compliance with Section 409A of the Code	13
7.8	Effective Date	13

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ORITANI SAVINGS BANK

2005 BENEFIT EQUALIZATION PLAN

WHEREAS, the Board of Directors of Oritani Savings Bank (“Bank”) has adopted the Financial Institutions Retirement Fund (“Defined Benefit Plan”), and the Financial Institutions Thrift Plan (“401(k) Plan”) for employees of the Bank; and

WHEREAS, in connection with the offering and sale of up to 49.9% of the common stock of Oritani Financial Corp. (the “Company”), the Bank intends to adopt a tax-qualified employee stock ownership plan (the “ESOP”); and

WHEREAS, the Internal Revenue Code of 1986, as amended (“Code”), imposes limitations on the amounts that may be contributed by participants to the 401(k) Plan and the ESOP, the amount of contributions that may be made to the 401(k) Plan by the Bank on behalf of the participants, and the benefit that may accrue with respect to participants under the Defined Benefit Plan, including limiting the amount of compensation that may be considered in determining benefits under these plans; and

WHEREAS, the Bank implemented the 2005 Oritani Savings Bank Benefit Equalization Plan (the “BEP”) to provide certain employees with benefits to which they would be entitled under the Defined Benefit Plan and the 401(k) Plan, but for the application of the limitations imposed by the Code; and

WHEREAS, the Bank has determined that it is in the best interests of Participants in the BEP to amend and restate the BEP in order to include a Supplemental ESOP Benefit in connection with the adoption of the ESOP, and for certain other purposes; and

WHEREAS, the BEP is intended to comply with Code Section 409A and any regulatory or other guidance issued under such Section.

NOW, THEREFORE, by resolution of the Board of Directors, the 2005 Oritani Savings Bank Benefit Equalization Plan is hereby amended and restated, as follows:

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ARTICLE I.

Purpose of the Plan

The purpose of the 2005 Oritani Savings Bank Benefit Equalization Plan (“BEP”) is to provide designated executives of the Bank with deferred benefits to which they would otherwise be entitled under the Employee Stock Ownership Plan, the Defined Benefit Plan and the 401(k) Plan, but for limitations imposed by the Code. Any references herein to the “Company” shall mean Oritani Financial Corp. This BEP is hereby amended and restated in order to add a Supplemental ESOP Benefit and for certain other purposes.

ARTICLE II.

Definitions

Wherever appropriate to the purposes of this BEP, capitalized terms shall have the meanings assigned to them under the Employee Stock Ownership Plan, the 401(k) Plan and the Defined Benefit Plan. Notwithstanding the preceding, the following definitions shall apply for the purposes of this BEP, unless a different meaning is clearly indicated by the context.

2.1.   Bank means Oritani Savings Bank, having its principal office at 370 Pascack Road, Washington Township, New Jersey 07676, and its successors or assigns.

2.2.   BEP means this 2005 Oritani Savings Bank Benefit Equalization Plan, as set forth herein, and as amended from time to time.

2.3.   Board means the Board of Directors of the Bank.

2.4.   Change in Control

(a)	“Change in Control” shall mean (i) a change in the ownership of the Bank or Company, (ii) a change in the effective control of the Bank or Company, or (iii) a change in the ownership of a substantial portion of the assets of the Bank or Company, as described below.

(b)	A change in the ownership of a corporation occurs on the date that any one person, or more than one person acting as a group (as defined in Proposed Treasury Regulations section 1.409A-3(g)(5)(v)(B)), acquires ownership of stock of the Bank or Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation.

(c)	A change in the effective control of the Bank or Company occurs on the date that either (i) any one person, or more than one person acting as a group (as defined in Proposed Treasury Regulations section 1.409A-3(g)(5)(vi)(B)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Bank or Company possessing 35 percent or more of the total voting power of the stock of the Bank or Company, or (ii) a majority of the members of the Bank or Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Bank or Company’s board of directors prior to the date of the appointment or election, provided that this subsection “(ii)” is inapplicable where a majority shareholder of the Bank or Company is another corporation.

(d)	A change in a substantial portion of the Bank or Company’s assets occurs on the date that any one person or more than one person acting as a group (as defined in Proposed Treasury Regulations section 1.409A-3(g)(5)(vii)(C)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank or Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of (i) all of the assets of the Bank or Company, or (ii) the value of the assets being disposed of, either of which is determined without regard to any liabilities associated with such assets.

(e)	For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Proposed Regulations section 1.409A-3(g)(5), except to the extent that such Proposed Regulations are superseded by subsequent guidance. Notwithstanding anything herein to the contrary, the conversion of the Company to a fully-converted stock holding company in a second step conversion shall not be considered a Change in Control for purposes of this Plan.

2.5.   Code means the Internal Revenue Code of 1986, as amended from time to time (including the corresponding provisions of any succeeding law).

2.6.   Defined Benefit Plan means the Financial Institutions Retirement Fund, as amended from time to time, as adopted by the Bank.

2.7.   Disability means any case in which the Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s employer.

2.8.   Eligible Employee means an Employee who is eligible for participation in the BEP in accordance with the provisions of Article III.

2.9.   Employee means any person, including an officer, who is employed by the Bank.

2.10. Employee Stock Ownership Plan or ESOP means the Oritani Savings Bank Employee Stock Ownership Plan.

2.11. ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time (including the corresponding provisions of any succeeding law).

2.12. Former Participant means a person whose participation in the BEP has terminated as provided under Section 3.4.

2.13. Frozen Benefit Equalization Plan or Frozen BEP means the Oritani Savings Bank Benefit Equalization Plan, which was the predecessor plan to this BEP. The Bank froze the Oritani Savings Bank Benefit Equalization Plan effective January 1, 2005, in order to avoid having the plan be subject to the provisions of Code Section 409A.

2.14. 401(k) Plan means the Financial Institutions Thrift Plan, as amended from time to time, as adopted by the Bank (or any successor qualified 401(k) plan adopted by the Bank).

2.15. Matching Contribution means an amount equal to the product of (i) the amount a Participant contributes to the BEP under Section 3.2(a) subject to any limitations on employer matching contributions under the 401(k) Plan and (ii) the percentage of the employer matching contribution being made under the 401(k) Plan during the same period.

2.16. Nonqualified Plan means a plan of deferred compensation which does not meet the requirements of Section 401(a) of the Code.

2.17. Participant means any person who participates in the BEP in accordance with its terms.

2.18. Phantom Shares means the unit of measurement of a Participant’s Supplemental ESOP Account hereunder denominated in hypothetical shares of the Company’s stock. On any measurement date, the Phantom Stock shall have a value equal to the fair market value of the Company’s stock on such date.

2.19. Specified Employee means, in the event the Bank or any corporate parent is or becomes publicly traded, a “key employee” as such term is defined in Code Section 416(i) without regard to paragraph 5 thereof.

2.20. Supplemental 401(k) Plan Benefit means the benefit provided by this BEP and the Frozen BEP under Section 3.2(a), based on limitations, imposed by the Code, on the level of compensation that may be contributed by Participants to the 401(k) Plan. In particular, the Supplemental 401(k) Plan Benefit shall be a benefit equal to the amount contributed to the BEP by the Participants, and earnings thereon, both in accordance with Section 3.2(a) of this BEP.

2.21. Supplemental Defined Benefit Plan Benefit means the benefit provided under Section 3.2(b) of this BEP and the Frozen BEP, based on limitations, imposed by Sections 415 and 401(a)(17) of the Code, on benefits that may accrue with respect to a Participant under the Defined Benefit Plan.

2.22. Supplemental ESOP means the portion of this BEP that provides a benefit to Participants that supplements the benefits of such person under the ESOP.

2.23. Supplemental ESOP Benefit means the benefit provided by this BEP under Section 3.2(c) based on limitations imposed by Section 401(a)(17) and/or 415(c) of the Code.

2.24. Termination of Service means an Employee’s “separation from service” with the Bank as defined in Code Section 409A and regulations promulgated thereunder, whether by resignation, discharge, death, Disability, retirement or otherwise.

2.25. Treasury Regulations means the regulations issued by the Treasury Department in any form, and/or other guidance issued by the Treasury Department or Internal Revenue Service under Code Section 409A.

ARTICLE III.

Participation

3.1.	Eligibility for Participation.

Only Eligible Employees may be or may become Participants.

(a)	An Employee shall become an Eligible Employee for Supplemental 401(k) Plan Benefits if:

(i)	The Employee is the President, a Senior Vice President, or a Vice President; and

(ii)	The Employee is a participant in the 401(k) Plan and the Employee’s benefits thereunder would be limited by Sections 401(a)(l7), 401(k), 401(m), 402(g) and/or 415 of the Code if maximum contributions were made.

(b)	An Employee shall become an Eligible Employee for Supplemental Defined Benefit Plan Benefits if:

(i)	The Employee is the President, a Senior Vice President, or a Vice President; and

(ii)	The Employee is a Participant in the Defined Benefit Plan and the Employee’s benefits thereunder are limited by the application of Sections 401(a)(17) and/or 415 of the Code.

(c)	An Employee shall become an Eligible Employee for Supplemental ESOP Benefits if:

(i)	The Employee is the President, a Senior Vice President, or a Vice President; and

(ii)	The Employee is a Participant in the ESOP and the Employee’s benefits thereunder are limited by the application of Sections 401(a)(17) and/or 415(c) of the Code.

(d) Any Eligible Employee may elect, at least 30 days prior to the first day of any plan year, not to participate in the BEP by submitting a Notice of Adjustment of Deferral to the Board pursuant to which the Employee elects to cease deferring receipt of any portion of his compensation under Section 3.2(a). Such election, if made, shall be effective as of the first day of the next succeeding plan year. An Eligible Employee who has filed a Notice of Adjustment of Deferral pursuant to which he elects to cease deferring receipt of any portion of his compensation may thereafter again file a Notice of Adjustment of Deferral to defer receipt of his compensation in accordance with Section 3.2(a), but only with respect to compensation to be earned following submission of such Notice of Adjustment of Deferral.

3.2.	Supplemental Benefit Accounts.

(a) Supplemental 401(k) Benefit Account. The Bank will accept deferrals of compensation from each Participant who is an Eligible Employee pursuant to Section 3.1(a) and who elects to participate in the BEP. Each such Eligible Employee may make annual deferrals of compensation in an amount up to the amount equal to the difference between (i) the maximum amount the Participant would be permitted to contribute to the 401(k) Plan for the given year but for the limitations of Sections 401(a)(17), 401(k), 401(m), 402(g) and/or 415 of the Code and (ii) deferrals actually made to the 401(k) Plan by the Participant for the plan year. Amounts returned from the 401(k) Plan because of any discrimination testing or other limitations on contributions will be deferred into this BEP without further action on the Participant being required, to the extent such deferral is permitted under applicable law. If such deferral is not permitted, the Participant’s deferral election will run to other Compensation (as defined in the 401(k) Plan) in an amount equal to such returned monies. The Bank will establish a memorandum account, maintained as a Supplemental 401(k) Plan Benefit Account for such Participant on the Bank’s books, which will be credited with the amount of such contributions. The Supplemental 401(k) Plan Benefit Accounts are not insured by the Federal Deposit Insurance Corporation and shall be considered an asset of the Bank subject to the claims of general creditors. For purposes of determining a Participant’s Supplemental 401(k) Plan Benefit hereunder, such benefit shall be reduced and offset by the amount of the Supplemental 401(k) Plan Benefit payable to the Participant under the Frozen BEP.

Amounts credited to a Participant’s Supplemental 401(k) Plan Benefit Account shall be credited with interest on the amount in such account at the beginning of every month at a rate per annum equal to the greater of: (i) the Citibank Prime Rate (as determined on the first day of the month), or (ii) nine percent (9%). On the first business day of each month, the Bank will credit the Participant’s Supplemental 401(k) Plan Benefits Account with the Matching Contribution due since the last Matching Contribution.

(b) Supplemental Defined Benefit Plan Benefit. A Participant who satisfies Section 3.1(b) shall, upon his Termination of Service, be entitled to an unfunded, unsecured promise of a benefit equal to the difference between the actuarial present value of his vested normal retirement benefit under the Defined Benefit Plan and the actuarial present value of his vested normal retirement benefit calculated pursuant to the terms of the Defined Benefit Plan, but without the application of the limitations imposed on such benefit by Sections 401(a)(l7) and/or 415 of the Code. Such benefit shall be calculated by an enrolled actuary. A separate memorandum Supplemental Defined Benefit Plan Account or accounts, as necessary, may be established by the Company in order to record the Supplemental Defined Benefit Plan Benefits for eligible Participants under this BEP. For purposes of determining a Participant’s Supplemental Defined Benefit Plan Benefit hereunder, such benefit shall be reduced and offset by the amount of the Supplemental Defined Benefit Plan Benefit payable to the Participant under the Frozen BEP.

(c) Supplemental ESOP Benefits. A Participant who satisfies Section 3.1(c) shall have an amount credited to a Supplemental ESOP Account established by the Bank under the BEP for the Participant’s benefit attributable to his participation in the Supplemental ESOP portion of the BEP, which will be denominated in Phantom Shares equal to the difference between (i) and (ii) below, plus (iii), where:

(i)

is the number of shares of Company stock that would have been allocated to the ESOP account of the Participant, and the earnings thereon, had the limitations of Sections 401(a)(17) and 415(c)(1)(A) and 415(c)(6) of the Code not been applicable (this calculation shall be made based on the following assumptions: (A) the “Compensation” (as defined in the ESOP) that exceeds the Code Section 401(a)(17) limits of all persons who are Participants in the Supplemental ESOP is added to the participant Compensation actually taken into consideration under the

ESOP, and (B) the actual number of shares of Company stock released under the ESOP is deemed to be allocated to ESOP participants on the basis of the Compensation determined in “(A)”);

(ii)	is the number of shares of Company stock actually allocated to the account of the Participant for the relevant ESOP plan year; and

(iii)	each year, the dollar amount of the earnings on the Phantom Shares deemed allocated to a Participant’s Supplemental ESOP Account is determined and such earnings are converted into Phantom Shares as of the last day of the ESOP plan year, based on the fair market value of the Company’s stock on such date.

(iv)	Supplemental ESOP Benefits will be credited to a Participant’s Supplemental ESOP Account in the BEP only for the plan years in which the Participant is an active Participant in the ESOP.

3.3.	Commencement of Participation.

An Eligible Employee shall become a Participant on the date determined by the Board.

ARTICLE IV.

Benefits to Participants

4.1.	Supplemental Benefits.

(a) A Participant who satisfies Section 3.1(a) of the BEP shall be entitled to an unfunded, unsecured promise from the Bank of Supplemental 401(k) Plan Benefits.

(b) A Participant who satisfies Section 3.1(b) of the BEP shall be entitled to an unfunded, unsecured promise from the Bank of Supplemental Defined Benefit Plan Benefits.

(c) A Participant who satisfies Section 3.1(c) of the BEP shall be entitled to an unfunded, unsecured promise from the Bank of Supplemental ESOP Benefits.

(d) The Supplemental 401(k) Plan Benefit provided for in Section 3.2(a) shall be paid commencing upon Termination of Service to the Participant or his designated beneficiary pursuant to the following:

(i)	upon Termination of Service due to any reason other than death, the Supplemental 401(k) Plan Benefit shall be payable, pursuant to the Form of Payment Election executed by the Participant, as either a lump sum, or as equal annual installments (not to exceed 5 installments).

(ii)	upon Termination of Service due to death, the Supplemental 401(k) Plan Benefit shall be payable to the person(s) so designated by the Participant on his or her 2005 Oritani Savings Bank Benefit Equalization Plan Beneficiary Designation Form, pursuant to the Form of Payment Election executed by the Participant, as either a lump sum, or as equal annual installments not to exceed 5 installments,

(unless the Participant’s beneficiary is the Participant’s spouse, in which case the number of annual installments shall not exceed 10).

(iii)	Except as otherwise may be permitted herein, an election as to the time and form of distribution of Supplemental 401(k) Plan Benefits hereunder shall be made by a Participant pursuant to the Form of Payment Election not later than December 31, 2007 or the last day of the applicable Code Section 409A “transition period,” or if later, within thirty days after the Participant first becomes eligible to participate in the BEP. In the event no such election is made, Supplemental 401(k) Plan Benefits shall be payable in the form of a lump sum.

(e) The Supplemental Defined Benefit Plan Benefit provided for in Section 3.2(b) shall be paid commencing upon Termination of Service to the Participant or his designated beneficiary pursuant to the following:

(i)	upon Termination of Service due to any reason other than death, the Supplemental Defined Benefit Plan Benefit shall be payable to the Participant for the remainder of his life in monthly installments, but for not less than 120 months. If the Participant dies before 120 monthly installments have been paid, the individual(s) designated by the Participant in his or her 2005 Oritani Savings Bank Benefit Equalization Plan Beneficiary Designation Form shall receive, in a lump sum, the present value of monthly installments remaining from the initial 120 monthly installments.

(ii)	in lieu of the payout terms provided in Section 4.1(e)(i), the Participant may make, prior to commencement of the Supplemental Defined Benefit Plan Benefit, a one-time irrevocable election among the following options, which will not be considered a change in the time and form of a payment, provided that the annuities are actuarially equivalent applying reasonable actuarial assumptions in accordance with Treasury Regulation Section 1.409A-2(b)(2)(ii):

1.	a 100% joint and survivor annuity to the Participant’s contingent annuitant (person(s) indicated on the Participant’s 2005 Oritani Savings Bank Benefit Equalization Plan Beneficiary Designation Form as his First Choice of Beneficiary) if he or she survives the Participant. If both the Participant and his contingent annuitant die before 120 monthly installments have been paid, the person(s) indicated on the Participant’s 2005 Oritani Savings Bank Benefit Equalization Plan Beneficiary Designation Form as the Participant’s Second Choice of Beneficiary shall receive, in a lump sum, the present value of the monthly installments remaining from the initial 120 monthly installments; or

2.

a 50% joint and survivor annuity to the Participant’s contingent annuitant (person(s) indicated on the Participant’s 2005 Oritani Savings Bank Benefit Equalization Plan Beneficiary Designation Form as the Participant’s First Choice of Beneficiary) if he or she survives the Participant. If both the Participant and his contingent annuitant die before 120 monthly installments have been paid, the person(s) indicated on the Participant’s 2005 Oritani Savings Bank Benefit Equalization Plan Beneficiary Designation Form as the Participant’s Second Choice of Beneficiary shall receive, in a lump sum, the present value of the monthly installments remaining from the initial 120 monthly installments.

(iii)	upon Termination of Service due to death, the Supplemental Defined Benefit Plan Benefit shall be payable to the person(s) so designated by the Participant on his or her 2005 Oritani Savings Bank Benefit Equalization Plan Beneficiary Designation Form, pursuant to the Form of Payment Election executed by the Participant, as either a lump sum, or as equal annual installments not to exceed 5 installments, (unless the Participant’s beneficiary is the Participant’s spouse, in which case the number of annual installments shall not exceed 10). Except as otherwise may be permitted herein, an election as to the time and form of distribution of Supplemental Defined Benefit Plan Benefits to the Participant’s Beneficiary hereunder shall be made by a Participant pursuant to the Form of Payment Election not later than December 31, 2007 or the last day of the applicable Code Section 409A “transition period,” or if later, within thirty days after the Participant first becomes eligible to participate in the BEP. In the event no such election is made, Supplemental Defined Benefit Plan Benefits shall be payable to the Participant’s Beneficiary in the form of a lump sum.

(f) The Supplemental ESOP Benefit provided for in Section 3.2(c) shall be paid commencing upon Termination of Service to the Participant or his designated beneficiary pursuant to the following:

(i)	upon Termination of Service due to any reason other than death, the Supplemental ESOP Benefit shall be payable, pursuant to the Form of Payment Election executed by the Participant, as either a lump sum, or as equal annual installments (not to exceed 5 installments).

(ii)	upon Termination of Service due to death, the Supplemental ESOP Benefit shall be payable to the person(s) so designated by the Participant on his or her 2005 Oritani Savings Bank Benefit Equalization Plan Beneficiary Designation Form, pursuant to the Form of Payment Election executed by the Participant, as either a lump sum, or as equal annual installments not to exceed 5 installments, (unless the Participant’s beneficiary is the Participant’s spouse, in which case the number of annual installments shall not exceed 10).

(iii)	Except as otherwise may be permitted herein, an election as to the time and form of distribution of Supplemental ESOP Benefits hereunder shall be made by a Participant pursuant to the Form of Payment Election not later than December 31, 2007 or the last day of the applicable Code Section 409A “transition period,” or if later, within thirty days after the Participant first becomes eligible to participate in the BEP. In the event no such election is made, Supplemental ESOP Benefits shall be payable in the form of a lump sum.

(g) Change in Control. Notwithstanding any other provision in this BEP to the contrary, in the event of a Change in Control of the Bank or the Company, the Participants’ Supplemental 401(k) Plan Benefit, Supplemental ESOP Benefit, and Supplemental Defined Benefit Plan Benefit shall be paid to the Participants in a lump sum at the time of the Change in Control, unless a Participant has selected an alternative form of distribution upon a Change in Control pursuant to the Form of Payment Election. Such an election, if made, will be made by a Participant not later than December 31, 2007 or the last day of the applicable Code Section 409A “transition period,” or if later, within thirty days after the Participant first becomes eligible to participate in the BEP.

(h) Distributions to a Specified Employee. Notwithstanding any other provision in this BEP to the contrary, to the extent required by Section 409A of the Code, payments made to a Specified Employee on or after the date of his Termination of Service shall be made on the first day of the seventh (7th) month following the Specified Employee’s Termination of Service.

(i) Change in Benefit Elections. In the event a Participant desires to modify the time or form (e.g., from annuity to lump sum, or vice versa, but not from one annuity form to another which is governed by Section 4.1(e)(ii) hereof) of distribution of the Participant’s benefits hereunder, the Participant may do so by filing a written election with the Board, provided that:

(i)	the subsequent election shall not be effective for at least 12 months after the date on which the subsequent election was made:

(ii)	except for payments upon the Participant’s death or Disability, the first payment for which the subsequent election is made shall be deferred for a period of not less than 5 years from the date on which such payment would otherwise have been made; and

(iii)	for payments scheduled to be made on a fixed date or pursuant to a specified schedule, the subsequent election must be made at least 12 months before the date of the first scheduled payment.

(j) Participants shall be vested in the benefits payable under Section 3.2(a), in the same percentage that they are vested in benefits payable under the 401(k) Plan.

(k) Participants shall be vested in the benefits payable under Section 3.2(b), in the same percentage that they are vested in benefits payable under the Defined Benefit Plan.

(l) Participants shall be vested in the benefits payable under Section 3.2(c), in the same percentage that they are vested in benefits payable under the ESOP.

4.2.	Payments to Missing Persons.

If the Bank is unable to effect delivery of any amount payable hereunder to the person entitled thereto, or upon his death, to his personal representative, it shall so advise the Board and the Board shall give written notice to such person at his last known address as shown in such Participant’s record of employment. If such person or his personal representative does not present himself to the Board after ninety days from the date of mailing such notice, then the Board shall direct that the Participant’s Supplemental 401(k) Plan Benefit, if any, and the Participant’s Supplemental Defined Benefit Plan Benefit, if any, and the Participant’s Supplemental ESOP Benefit, if any, including any amount thereafter becoming due to such person or his personal representative, be distributed in the manner provided for under the 401(k) Plan, Defined Benefit Plan, or ESOP, respectively, with respect to the death of a Participant. If there is no valid designations of beneficiary on file or if there can be no distribution under the foregoing provision, the benefits shall be forfeited.

4.3.	Release from Liability.

Payment to any Participant, legal representative or beneficiary, in accordance with the provisions of this BEP, is deemed to be in full satisfaction of all claims by the Participant, representative or beneficiary against this BEP, the Board, and the Bank. The Board may require such Participant, legal representative, or beneficiary, as a condition precedent to payment, to execute a receipt and release in such form as shall be determined by the Board.

ARTICLE V.

Administration

5.1.	Duties of the Board.

The Board shall have full responsibility for the management, operation, interpretation and administration of the BEP in accordance with its terms, and shall have such authority as is necessary or appropriate in carrying out its responsibilities. Actions taken by the Board pursuant to this Section 5.1 shall be conclusive and binding upon the Bank, Participants, Former Participants, beneficiaries, and other interested parties. The Board may delegate any duties to persons of its choosing.

5.2.	Liabilities of the Board.

Neither the Board nor its individual members shall be deemed to be a fiduciary with respect to this BEP; nor shall any of the foregoing individuals or entities be liable to any Participants, Former Participants or beneficiaries in connection with the management, operation, interpretation or administration of the BEP, any such liability being solely that of the Bank.

5.3.	Expenses.

Any expenses incurred in the management, operation, interpretation or administration of the BEP shall be paid by the Bank. In no event shall the benefits otherwise payable under this BEP be reduced to offset the expenses incurred in managing, operating, interpreting or administering the BEP.

5.4.	Unfunded Character of BEP.

The BEP is a Nonqualified Plan and shall be unfunded for purposes of ERISA and the Code. Neither the Bank nor the Board nor its individual members shall segregate or otherwise identify specific assets to be applied to the purposes of the BEP, nor shall any of them be deemed to be a trustee of any amounts to be paid under the BEP. Any liability of the Bank to any person with respect to benefits payable under the BEP shall be based solely upon such contractual obligations, if any, as shall be created by the BEP, and shall give rise only to a claim against the general assets of the Bank. No such liability shall be deemed to be secured by any pledge or any other encumbrance on any specific property of the Bank.

ARTICLE VI.

Amendment and Termination

6.1.	Amendment and Termination.

Subject to the provisions of Sections 6.2 and 6.3, the Board shall have the right to amend or terminate the BEP, in whole or in part.

6.2.	Vesting and Payment Upon Termination.

(a) Subject to the requirements of Code Section 409A and the Treasury Regulations, in the event of the termination or partial termination of this BEP, the rights of all affected parties, if any, to any benefits accrued to the date of such termination or partial termination, shall become nonforfeitable.

(b) Subject to the requirements of Code Section 409A and the Treasury Regulations, in the event of the termination of this BEP, the BEP shall cease to operate and all benefits shall be immediately payable to the Participant by the Bank as if the Participant had terminated employment as of the effective date of the complete termination. Such complete termination of the BEP shall occur only under the following circumstances and conditions:

(i)	The Board may terminate the BEP within 12 months of a corporate dissolution taxed under Code Section 331, or with approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the BEP are included in the Participant’s gross income in the latest of (i) the calendar year in which the BEP terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(ii)	The Board may terminate the BEP within the 30 days preceding a Change in Control (but not following a Change in Control), provided that the BEP shall only be treated as terminated if all substantially similar arrangements sponsored by the Bank are terminated so that the Participant and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months of the date of the termination of the arrangements.

(iii)	The Board may terminate the BEP provided that (1) all arrangements sponsored by the Bank that would be aggregated with this BEP under Proposed Regulations Section 1.409A-1(c) if the Participant covered by this BEP was also covered by any of those other arrangements are also terminated; (ii) no payments other than payments that would be payable under the terms of the arrangement if the termination had not occurred are made within 12 months of the termination of the arrangement; (iii) all payments are made within 24 months of the termination of the arrangements; and (iv) the Bank does not adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulations Section 1.409A-1(c) if the Participant participated in both arrangements, at any time within five years following the date of termination of the arrangement.

6.3.	Preservation of Benefits on Amendment.

No amendment of this BEP shall reduce the vested and accrued benefits, if any, of a Participant under this BEP.

ARTICLE VII.

Miscellaneous Provisions

7.1.	Governing Law.

The BEP shall be construed, administered, and enforced according to laws of the State of New Jersey, except to the extent that such laws are pre-empted by the federal laws of the United States of America.

7.2.	No Right to Continued Employment.

Neither the establishment of the BEP nor any provisions of the BEP nor any action of the Board shall be held or construed to confer upon any Employee the right to a continuation of employment by the Bank. Subject to any employment contract, the Bank reserves the right to dismiss any Employee or otherwise deal with any Employee to the same extent as though the BEP had not been adopted.

7.3.	Construction of Language.

Wherever appropriate in the BEP, words used in the singular may be read in the plural, words in the plural may be read in the singular, and words importing the masculine gender shall be deemed equally to refer to the feminine and the neuter. Any reference to any Article or Section shall be to an Article or Section of this BEP, unless otherwise indicated.

7.4.	Non-alienation of Benefits.

The right to receive a benefit under the BEP shall not be subject in any manner to anticipation, alienation, or assignment, nor shall such right be liable for or subject to debts, contracts or liabilities. Should any Participant, Former Participant, beneficiary or other person attempt to anticipate, alienate or assign his interest in or right to a benefit, or should any person claiming against him seem to subject such interest or right to legal or equitable process, all the interest or right of such Participant, Former Participant, beneficiary or other person entitled to benefits under the BEP shall cease and, in that event, such interest or right shall be held or applied, at the direction of the Board, for or to the benefit of such Participant, Former Participant, beneficiary or other person or his spouse, children or other dependents in such manner and in such proportions as the Board may deem proper.

7.5.	Operation as Unfunded Nonqualified Plan.

The BEP is intended to be an unfunded, Nonqualified Plan maintained primarily for the purpose of providing deferred compensation “primarily for a select group of management or highly compensated employees,” as that phrase is used for purposes of Sections 201(a), 301(a) and 401(a) of ERISA. The

BEP is not intended to comply with the requirements of Section 401(a) of the Code. The BEP shall be administered and construed so as to effectuate this intent.

7.6.	Reliance Upon Information.

The Board shall not be liable for any decision or action taken in good faith in connection with the administration of the BEP. Without limiting the generality of the foregoing, any such decision or action taken by the Board in reliance upon any information supplied to them by an officer of the Bank, the Bank’s legal counsel, or the Bank’s independent accountants in connection with the administration of the BEP shall be deemed to have been taken in good faith.

7.7.	Compliance with Section 409A of the Code.

The BEP is intended to be a non-qualified deferred compensation plan described in Section 409A of the Code. The BEP shall be operated, administered and construed to give effect to such intent. To the extent that a provision of the BEP fails to comply with Code Section 409A and a construction consistent with Code Section 409A is not possible, such provision shall be void ab initio. In addition, the BEP shall be subject to amendment, with or without advance notice to interested parties, and on a prospective or retroactive basis, including but not limited to amendment in a manner that adversely affects the rights of Participants and other interested parties, to the extent necessary to effect such compliance.

7.8.	Effective Date.

The Effective Date of the BEP shall be January 1, 2005. The Effective Date of this amendment shall be January 1, 2005, however, the Effective Date of the ESOP provisions of this BEP shall be the closing date of the Company’s initial public offering.